GUGGENHEIM FUNDS INVESTMENT ADVISORS, LLC
227 West Monroe Street
Chicago, Illinois 60606

___________, 2015

To Guggenheim Energy & Income Fund

With reference to the Investment Advisory Agreement entered into by Guggenheim Funds Investment Advisors, LLC (the “Adviser”) and Guggenheim Energy & Income Fund (the “Trust”), pursuant to which the Adviser serves as investment adviser to the Trust, we hereby notify you that in connection with the organization of the Trust and initial offering of the common shares of beneficial interest, par value $0.01 per share (“Common Shares”), of the Trust, the Adviser hereby agrees to pay (i) the offering costs of the Fund (other than sales load but inclusive of the $_____ per Common Share partial reimbursement of expenses of the distributor and dealers) that exceed $2.00 per common share sold in the offering, and (ii) all of the Trust’s organizational costs.

The instrument shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof.

Very truly yours,

GUGGENHEIM FUNDS INVESTMENT ADVISORS, LLC

By:      ___________________________
Name:
Title:

Accepted and Agreed:

GUGGENHEIM ENERGY & INCOME FUND

By:   __________________________
Name:
Title: